UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (RULE 14a-101)

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LIPOSCIENCE, INC.

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LIPOSCIENCE, INC.

2500 Sumner Boulevard

Raleigh, NC 27616

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On November 20, 2014

This supplement amends and supplements the definitive proxy statement, which we refer to as the Proxy Statement, initially filed with the Securities and Exchange Commission, which we refer to as the SEC, on October 20, 2014 and supplemented by definitive additional materials filed on October 27, 2014, by LipoScience, Inc., a Delaware corporation, or the Company, for a special meeting of stockholders of the Company to be held at the Company’s headquarters, located at 2500 Sumner Boulevard, Raleigh, North Carolina, on November 20, 2014, beginning at 10:00 a.m. Eastern Time. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of September 24, 2014, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Laboratory Corporation of America Holdings, a Delaware corporation, which we refer to as LabCorp, and Bear Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LabCorp, which we refer to as Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation, which we refer to as the merger. Upon completion of the merger, the Company will be a wholly-owned subsidiary of LabCorp.

The information contained in this supplement speaks only as of November 10, 2014, unless the information specifically indicates that another date applies.

After careful consideration, the board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the Company and its stockholders and has approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation payable to certain of our executive officers in connection with the consummation of the merger.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

The date of this supplement to the Proxy Statement is November 10, 2014.

LITIGATION RELATED TO THE MERGER

As previously disclosed, the Company, members of the Company’s board of directors, LabCorp and Merger Sub were named as defendants in three putative class action lawsuits brought by purported stockholders of the Company in connection with the merger. The complaints, captioned Gautam Patel v. LipoScience, Inc. et al., Case No. 10252, Stephen Bushansky v. LipoScience, Inc. et al., Case No. 10267, and Faith Rash v. LipoScience, Inc. et al., Case No. 10273, were filed on October 17, 2014, October 22, 2014 and October 22, 2014, respectively, in the Delaware Court of Chancery.

On October 24, 2014, a purported stockholder of the Company filed a putative class action lawsuit against members of the Company’s board of directors, the Company, LabCorp and Merger Sub in the Delaware Court of Chancery captioned Theodore Brown v. Buzz Benson et al., Case No. 10283. The plaintiff alleges claims against (i) the members of the Company’s board of directors for breach of fiduciary duties in connection with their approval of the merger agreement and the dissemination of allegedly incomplete or misleading information about the merger to the Company’s stockholders, and (ii) the Company, LabCorp and Merger Sub for aiding and abetting the alleged breach of fiduciary duties by the members of the Company’s board of directors. The plaintiff seeks, among other things, injunctive relief enjoining the merger.

On October 29, 2014, the Delaware Court of Chancery entered an Order of Consolidation and Appointment of Co-Lead Counsel and Liaison Counsel consolidating these four actions under the caption In re LipoScience, Inc. Stockholder Litigation, Consolidated C.A. No. 10252-VCP, or the Consolidated Action.

On November 7, 2014, the Company and the other defendants entered into a memorandum of understanding with the plaintiffs regarding the settlement of the Consolidated Action. In connection with the settlement, the parties agreed that the Company would make certain additional disclosures to its stockholders, which are contained in this supplement. Subject to the completion of certain confirmatory discovery by counsel to the plaintiff, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval. If the court approves the settlement, the settlement will resolve all of the claims that were or could have been brought in the action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection with the merger and merger agreement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by the Company, the amount of which will be agreed to by the parties or awarded by the court.

The Company and its directors vigorously deny all liability with respect to the facts and claims alleged in the Consolidated Action and specifically deny that any further disclosure was required under any applicable rule, statute, regulation or law or that the directors failed to maximize stockholder value by entering into the merger agreement with LabCorp. The settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the merger, the Company and its directors agreed to the settlement described above. The parties considered it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

ADDITIONAL DISCLOSURES REQUIRED BY THE SETTLEMENT

The Company is making the following supplemental disclosures to the Proxy Statement. These disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined in this supplement have the meanings set forth in the Proxy Statement. Page numbers referenced in this supplement correspond to page numbers in the Proxy Statement mailed to stockholders of the Company. Without admitting in any way that the disclosures below are material or otherwise required by law, the Company makes the following supplemental disclosures:

Background of the Merger

The section of the Proxy Statement entitled “Background of the Merger” beginning on page 25 is supplemented with the below information. This supplemental information should be read in conjunction with the information disclosed on pages 25 through 31 of the Proxy Statement.

Pre-Signing Market Check and “Go-Shop” Activities

On August 4, 2014, at a meeting of the Company’s board of directors, the board authorized management and Canaccord Genuity to proceed with a market check by contacting eight potential buyers identified by the board. Initially a list of approximately forty companies was considered, including laboratory services companies, diagnostic companies, medical device companies, and pharmaceutical companies. This list was narrowed to eight companies which the board determined were the most likely potentially interested buyers and included one or more of each of such types of companies. On August 6, Canaccord Genuity initiated the market check and contacted each of the eight companies by August 7. On August 14, the Company agreed to conduct exclusive negotiations with LabCorp until September 12 and suspend the market check. As of August 14, five of these eight companies had definitively declined interest in a transaction with the Company. Canaccord Genuity had not been able to elicit a definitive response from the other three companies as of August 14. The Company did not enter into a confidentiality agreement or other similar agreement with any of these eight companies. The Company’s August 14 decision to exclusively negotiate with LabCorp was formalized on August 18 when the Company signed LabCorp’s August 14 non-binding indication of interest letter.

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Following execution of the merger agreement, pursuant to the “go-shop” provisions of the merger agreement and at the direction of the Company’s board of directors, beginning on September 25, 2014, Canaccord Genuity communicated with 14 potential buyers identified by the board. These 14 companies included all eight companies that had been contacted during the pre-signing market check, each of which was contacted again on or about September 25. The six other companies identified for contact as part of the “go-shop” included additional laboratory services and diagnostic companies as well as private equity investors focused on these markets. As of the end of the go-shop period on October 19, eleven of these 14 companies had definitively declined interest in a transaction with the Company. Canaccord Genuity had not been able to elicit a definitive response from the other three companies as of October 19. The Company did not enter into a confidentiality agreement or other similar agreement with any of these companies.

Edgewood Consulting LLC

On May 6, 2014, at a meeting of the Company’s board of directors, the board authorized the engagement of Edgewood Consulting LLC. The principal of Edgewood Consulting is Sam Chawla, a former managing director at UBS Investment Bank and a former director, healthcare investment banking at Credit Suisse. At UBS, Mr. Chawla worked with the Company leading up to and in connection with its IPO. In light of Mr. Chawla’s significant industry and financial experience, including with the Company, the Company engaged Edgewood Consulting to provide financial analysis assistance and support to the Company’s management and the board in connection with the Company’s consideration of strategic and financial alternatives, including LabCorp’s expression of interest. The financial analysis assistance and support of Edgewood Consulting included assisting the Company’s management in the preparation of projections and other financial information regarding the Company. Under the consulting agreement between the Company and Edgewood Consulting, Edgewood Consulting is entitled to a flat monthly consulting fee that is neither contingent on the consummation of the merger or any other transaction, nor calculated as a percentage of the acquisition value of the merger or any other transaction.

Evaluation Committee

Also on May 6, 2014, the Company’s board of directors created an Evaluation Committee to facilitate exploration and evaluation of LabCorp’s expression of interest and related matters. This committee was designed to facilitate the review and monitoring of developments and materials in between meetings of the full board. The committee was not designed to address any conflicts of interest, since no conflicts were identified by the Company’s board of directors.

Other Matters

As described in the Proxy Statement, on July 18, 2014, in connection with the negotiations between the Company and LabCorp, the Company provided to LabCorp information regarding the potential value of the Company’s net operating losses and tax credits, or NOLs. Such information was prepared by the Company’s management with the assistance of its advisors. The Company did not incorporate such information into projections provided by the Company to Canaccord Genuity, or request that Canaccord Genuity consider such information in its financial analysis because, among other reasons, the Company was not projected to be profitable into the foreseeable future and therefore the NOLs were not deemed likely to affect projections or the related financial analysis. Canaccord Genuity did not consider or include such information in its financial analysis.

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Opinion of the Company’s Financial Advisor

The section of the Proxy Statement entitled “Opinion of the Company’s Financial Advisor” beginning on page 34 is supplemented with the below information. This supplemental information should be read in conjunction with the information disclosed on pages 34 through 40 of the Proxy Statement.

At page 36, under the heading, “Selected Peer Group Analysis,” in the second paragraph, insert a new sentence and the following table after the second sentence:

Such information included the following:

	Ent. Value/Revenue			LTM Margins		Rev. Growth
	LTM Rev.	2014E	2015P	Gross	EBITDA	LTM	13/14
Transgenomic, Inc.	1.29x	1.26x	1.25x	43.1%	NMF	(13.3%)	(4.2%)
Omega Diagnostics Group PLC	1.79	1.53	1.27	63.6%	4.5%	2.9%	20.8%
Diaxonhit	0.77	0.79	0.77	47.3%	NMF	5.3%	0.9%
diaDexus, Inc.	1.17	1.07	0.93	72.9%	NMF	16.6%	15.6%
Response Genetics, Inc.	1.63	NMF	NMF	39.9%	NMF	(22.0%)	NMF
Chembio Diagnostics, Inc.	0.90	0.96	0.86	41.0%	3.1%	23.1%	(2.0%)
Mean Median	1.26x	1.12x	1.02x
	1.23x	1.07	0.93

At page 37, under the heading, “Selected Precedent Transaction Analysis,” after the last sentence of the second paragraph, insert the following sentence:

More specifically, beginning with the first transaction above and proceeding down the list of selected precedent transactions, the implied enterprise value to LTM revenue multiples were, respectively, 0.76x, 1.16x, 0.71x, 1.01x, 0.60x and 0.59x.

At page 38, under the heading, “Discounted Cash Flow Analysis,” in the second paragraph, after the second sentence, insert the following sentence:

The number of periods to discount unlevered free cash flow (based on the mid-period convention) for each applicable year were as follows: 2014E (0.13), 2015P (0.75), 2016P (1.75), 2017P (2.75), 2018P (3.75) and 2019P (4.75); and the number of periods to discount the terminal value at 2019P were 5.25.

Also at page 38, under the heading, “Discounted Cash Flow Analysis,” in the second paragraph, after the fifth sentence, insert the following sentence:

In calculating WACC, Canaccord Genuity applied a 9.50% pre-tax cost of long-term debt, a 9.2% firm size risk premium and a 23.6% ratio of Company Debt and Capital Leases to Capital.

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Additional Information about the Acquisition

Investors and stockholders of LipoScience are urged to read the Proxy Statement filed by LipoScience on October 20, 2014, the supplement to the Proxy Statement filed on October 27, 2014 and other relevant materials filed with the SEC because they contain important information about the proposed acquisition. The Proxy Statement was mailed to LipoScience stockholders on or about October 22, 2014. Investors and stockholders may obtain a free copy of the Proxy Statement and other documents filed by LipoScience at the SEC’s website, www.sec.gov. In addition, the Proxy Statement and other relevant documents can also be obtained by investors and stockholders free of charge at LipoScience’s website, www.liposcience.com, or from LipoScience upon written request to its Corporate Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.

LabCorp, LipoScience and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of LipoScience in connection with the proposed acquisition. Information about LabCorp’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 4, 2014. Information about LipoScience’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 29, 2014. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the proposed acquisition is included in the Proxy Statement filed by LipoScience on October 20, 2014.

Forward-Looking Statements

Investors are cautioned that statements in this communication that are not strictly historical statements constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of LabCorp and LipoScience that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. These risks and uncertainties include, among others, the risk that LipoScience stockholder approval may not be obtained; competing offers may be made; changes may occur in either company’s businesses during the period between now and the anticipated closing; the transaction may not close within the expected timeframe or at all; the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the proposed transaction; and the integration of LipoScience into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in LabCorp’s and LipoScience’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings, and LipoScience’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings.

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